Exhibit 99.1

Rex Energy Corporation Announces Second Quarter of 2009 Results

STATE COLLEGE, Pa., Jul 30, 2009 (GLOBE NEWSWIRE) — Rex Energy Corporation (“Rex Energy”) (Nasdaq:REXX) today announced second quarter of 2009 results. Production averaged 2,595 BOEs per day, which was 78% oil and 22% natural gas. Realized gas prices after adjustment for cash settled derivatives were $6.45 per mcf, versus $9.95 per mcf in the prior year quarter. Realized oil prices after adjustment for cash settled derivatives were $60.05 per bbl, versus $81.27 per bbl in the prior year quarter. As a result, oil and gas sales including cash settled derivatives declined 28% to $13.1 million. EBITDAX, a non-GAAP measure, declined 51% to $4.1 million. The company recorded a loss for the quarter of $9.4 million, or $0.26 per share. Adjusting for certain non-cash items, net loss comparable to analyst estimates was $2.6 million, or $0.07 per share.

Benjamin W. Hulburt, Rex Energy’s President and CEO, commented, “While the financial results for the quarter were impacted by the lower commodity prices, we achieved several significant milestones during the quarter. Our natural gas production reached an all time high, up 17% from the prior year quarter. We entered into a joint venture with Williams Production Company, LLC and Williams Production Appalachia, LLC regarding two of our Marcellus Shale project areas that will significantly reduce our capital expenditures for the next two years. This will allow us to accelerate the development of our acreage while simultaneously maintaining a conservative balance sheet. We also continued to make great strides in controlling costs, reducing our production and lease operating expenses by 21% from the same period in 2008. We successfully drilled, completed and put into production our first Marcellus Shale horizontal well in Butler County, Pennsylvania with encouraging results. We completed the acquisition of approximately 6,500 net acres in Butler County in the immediate area of our horizontal well and processing facility. We very recently drilled and completed our second horizontal well, and have commenced drilling the third. Finally, on July 29, 2009, the Commonwealth of Pennsylvania issued the final air permit for our gas processing plant in Butler County. As a result, we are now in the process of final inspections and commencing start-up of the plant.”

Natural gas production increased 17% over the prior year quarter, despite significant production curtailments experienced during the current quarter. The company’s second quarter natural gas production was adversely affected due to ongoing pipeline maintenance on third party lines serving Rex Energy’s field in Westmoreland County. The company estimates that this curtailment resulted in a decrease in natural gas production by 15% to 20%. Although the company expects to experience additional curtailment related to line maintenance during a portion of the third quarter, the curtailment has subsided for the time being. With the first horizontal well in line, Rex Energy’s natural gas production has increased to an all time high. The company currently has four gross (three net) vertical Marcellus Shale wells shut-in pending the activation of the its natural gas processing plant in Butler County, PA which is expected to occur in August 2009. Furthermore, Rex Energy anticipates putting its first horizontal well in Westmoreland County into production during August 2009. Oil production in the second quarter declined 3% from the prior year quarter as the company did not have any rigs active during the current quarter in its Illinois Basin. Rex Energy plans to commence a shallow oil well development program of 10 to 15 wells during the third quarter of 2009.

Capital expenditures in the second quarter of 2009 were $18.2 million. The company spent 62% of capital dollars, or $11.3 million, on exploration and developmental activities of which $500,000 was for its tertiary recovery projects in the Illinois Basin. Leasing and acquisitions comprised the remaining 38%, or $6.9 million, of the company’s capital spending during the quarter, which is mostly attributable to the $4.2 million acquisition of a 50% interest from its joint venture partner in certain oil and gas leases covering lands in Butler County, Pennsylvania.

The company currently holds approximately 81,000 gross (70,000 net) acres in the Marcellus Shale fairway. In the event that Williams, Rex Energy’s joint venture partner in two of its project areas, fulfills their drilling carry commitment under the terms of the exploration agreement, Rex Energy’s net acreage will be reduced to approximately 48,000 net acres. The company is continuing to lease additional acreage in each of its operating areas.

In a final comment, Mr. Hulburt stated, “We have now completed two horizontal Marcellus Shale wells—the first in Butler County and the second in Westmoreland County. The Butler County horizontal well was drilled to a depth of approximately 5,500 feet with a lateral extension of 1,800 feet. The well was put into production during June 2009 and has produced at an average rate of approximately 2.4 Mmcfe per day over the last thirty days, with no detectable decline in production since being put into line. We are continuing to monitor the well’s performance, but to date are encouraged by what appears to be a shallower decline than we initially anticipated. In Westmoreland County, the well was drilled to a depth of approximately 8,200 feet with a lateral extension of 2,000 feet. The well was fracture stimulated on July 20, 2009 and is currently undergoing flow testing. The company has commenced drilling its third horizontal well, also in Westmoreland County, and plans to continue drilling an additional 3 horizontal wells in that county before moving the rig to central Pennsylvania in the fourth quarter.”

(EBITDAX and Earnings/Loss Comparable to Analyst Estimates are non-GAAP financial measures. Please see the accompanying definitions and tables for the reconciliation of each of these non-GAAP measures. The company has classified all first quarter 2009 and prior period amounts related to its operations in the Southwestern Region as discontinued operations due to the sale of these assets during the first quarter of 2009. Please see the accompanying table for the reconciliation of the reported GAAP amounts to the amounts that would have been reported if Southwestern Region operations were included in continuing operations.)

About Rex Energy Corporation

Rex Energy Corporation is an independent oil and gas company operating in the Illinois Basin and the Appalachian Basin of the United States. The company has pursued a balanced growth strategy of exploiting its sizable inventory of lower risk developmental drilling locations, pursuing its higher potential exploration drilling prospects and actively seeking to acquire complementary oil and natural gas properties.

Forward-Looking Statements

Except for historical information, statements made in this release, including those relating to significant potential, future earnings, cash flow, capital expenditures, production growth and planned number of wells, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the company’s future performance are subject to a wide range of business risks and uncertainties, and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, adverse economic conditions in the United States and globally; the difficult and adverse conditions in the domestic and global capital and credit markets; domestic and global demand for oil and natural gas; sustained or further declines in the prices the company receives for oil and natural gas adversely affecting operating results and cash flow; the effects of government regulation, permitting and other legal requirements; the quality of Rex Energy’s properties with regard to, among other things, the existence of reserves in economic quantities; uncertainties about the estimates of the company’s oil and natural gas reserves; the company’s ability to increase production and oil and natural gas income through exploration and development; Rex Energy’s ability to successfully apply horizontal drilling techniques and tertiary recovery methods; the number of well locations to be drilled, the cost to drill and the time frame within which they will be drilled; drilling and operating risks; the availability of equipment, such as drilling rigs and transportation pipelines; changes in the company’s drilling plans and related budgets; and the adequacy of capital resources and liquidity including, but not limited to, access to additional borrowing capacity. The company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the company’s filings with the Securities and Exchange Commission, which are incorporated by reference.

The company’s internal estimates of reserves may be subject to revision and may be different from estimates by the company’s external reservoir engineers at year end. Although the company believes the expectations and forecasts reflected in these and other forward-looking statements are reasonable, it can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.

For more information, contact:

Julia Williams, Investor Relations Coordinator

(814) 278-7130

jwilliams@rexenergycorp.com

REX ENERGY CORPORATION

CONSOLIDATED BALANCE SHEETS

($ in Thousands, Except per Share Amounts)

	June 30, 2009 (unaudited)	December 31, 2008
ASSETS
Current Assets
Cash and Cash Equivalents	$2,414	$7,046
Accounts Receivable	6,786	5,840
Related Party Receivable	506	—
Short-Term Derivative Instruments	2,666	8,153
Current Deferred Tax Asset	948	—
Inventory, Prepaid Expenses and Other	798	3,068

Total Current Assets	14,118	24,107
Property and Equipment (Successful Efforts Method)
Evaluated Oil and Gas Properties	196,977	185,108
Unevaluated Oil and Gas Properties	77,076	65,564
Other Property and Equipment	19,912	19,388
Wells and Facilities in Progress	31,225	29,629
Pipelines	5,155	3,457

Total Property and Equipment	330,345	303,146
Less: Accumulated Depreciation, Depletion and Amortization	(64,859)	(53,288)

Net Property and Equipment	265,486	249,858
Assets Held for Sale	—	18,852
Intangible Assets and Other Assets– Net	1,480	1,628
Investment in RW Gathering	506	—
Long-Term Derivative Instruments	2,706	7,561

Total Assets	$284,296	$302,006

LIABILITIES AND EQUITY
Current Liabilities
Accounts Payable	$5,552	$7,180
Accrued Expenses	4,751	7,388
Short-Term Derivative Instruments	3,116	—
Current Deferred Tax Liability	—	2,785

Total Current Liabilities	13,419	17,353

Senior Secured Line of Credit and Long-Term Debt	15,000	15,000
Long-Term Derivative Instruments	2,783	1,476
Long-Term Deferred Tax Liability	8,971	11,995
Other Deposits and Liabilities	5,767	7,322
Liabilities Related to Assets Held for Sale	—	1,838
Future Abandonment Cost	15,941	15,174

Total Liabilities	$61,881	$70,158
Commitments and Contingencies
Owners’ Equity
Common Stock, $.001 par value per share, 100,000,000 shares authorized and 36,844,312 shares issued and outstanding on June 30, 2009 and 36,569,712 shares issued and outstanding on December 31, 2008	37	37
Additional Paid-In Capital	292,161	291,133
Accumulated Deficit	(69,783)	(59,322)

Total Owners’ Equity	222,415	231,848

Total Liabilities and Owners’ Equity	$284,296	$302,006

REX ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, $ and Shares in Thousands, Except per Share Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
OPERATING REVENUE
Oil and Natural Gas Sales	$11,516	$28,874	$20,314	$45,490
Other Revenue	25	31	57	63

TOTAL OPERATING REVENUE	11,541	25,905	20,371	45,553

OPERATING EXPENSES
Production and Lease Operating Expenses	5,236	6,632	10,390	12,778
General and Administrative Expense	4,392	3,917	8,143	7,124
(Gain) Loss on Disposal of Assets	(28)	194	400	151
Exploration Expense of Oil and Gas Properties	(247)	982	835	1,281
Depreciation, Depletion, Amortization and Accretion	6,581	4,879	12,752	9,651

TOTAL OPERATING EXPENSES	15,934	16,604	35,520	30,985

INCOME (LOSS) FROM OPERATIONS	(4,393)	9,301	(12,149)	14,568

OTHER INCOME (EXPENSE)
Interest Income	1	176	2	183
Interest Expense	(379)	(299)	(774)	(735)
Loss on Derivatives, Net	(10,520)	(73,640)	(4,876)	(89,920)
Other Income (Expense)	13	14	(32)	19

TOTAL OTHER INCOME (EXPENSE)	(10,885)	(73,749)	(5,680)	(90,453)

NET LOSS FROM CONTINUING OPERATIONS INCOME TAXES	(15,278)	(64,448)	(17,829)	(75,885)
Income Tax Benefit	5,841	26,061	7,045	30,687

NET LOSS FROM CONTINUING OPERATIONS	(9,437)	(38,387)	(10,784)	(45,198)
Income from Discontinued Operations, Net of Income Taxes	—	426	323	64

NET LOSS	$(9,437)	$(37,961)	$(10,461)	$(45,134)

Earnings per common share :
Basic and Diluted – loss from continuing operations	$(0.26)	$(1.12)	$(0.29)	$(1.39)
Basic and Diluted – income from discontinued operations	—	0.01	0.01	—

Basic and Diluted – net loss	$(0.26)	$(1.11)	$(0.28)	$(1.39)
Basic and Diluted – weighted average shares of common stock outstanding	36,846	34,349	36,789	32,572

REX ENERGY CORPORATION

CONSOLIDATED OPERATIONAL HIGHLIGHTS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Oil and gas sales (in thousands):
Oil sales	10,310	22,821	17,530	40,325
Gas sales	1,206	3,053	2,784	5,165
Cash-settled derivatives
Crude oil [a]	720	(7,417)	3,983	(10,691)
Natural gas	824	(366)	1,333	(374)

Total oil and gas sales including cash settled derivatives	13,060	18,061	25,630	34,425

Production during the period:
Oil (Bbls)	183,695	189,551	364,878	377,908
Natural gas (Mcf)	314,777	270,037	621,408	513,588

Total (BOE)[a]	236,158	234,557	468,446	463,506

Production – average per day:
Oil (Bbls)	2,019	2,083	2,016	2,076
Natural gas (Mcf)	3,459	2,967	3,433	2,822

Total (BOE)[b]	2,595	2,578	2,588	2,547

Average price per unit:
Realized crude oil price per barrel – as reported	$56.12	$120.40	$48.04	$106.71
Realized impact from cash settled derivatives per barrel	3.93	(39.13)	10.92	(28.29)

Net realized price per barrel	$60.05	$81.27	$58.96	$78.42

Realized natural gas price per Mcf – as reported	$3.83	$11.31	$4.48	$10.06
Realized impact from cash settled derivatives per Mcf	2.62	(1.36)	2.15	(0.73)

Net realized price per Mcf	$6.45	$9.95	$6.63	$9.33

[a]	Excludes $4.6 million for the early redemption of certain oil derivatives associated with 2011 redeemed in the first quarter of 2009
[b]	Natural gas is converted at the rate of six Mcf to one BOE and oil is converted at a rate of one Bbl to one BOE

REX ENERGY CORPORATION

OIL AND GAS DERIVATIVES

(Unaudited)

Year	Volume	% of Current Production	Average Floor	Average Ceiling
Oil
July – Dec ‘09	300 MBbls	84%	$63.78	$76.44
2010	588 MBbls	85%	$62.71	$79.31
2011	156 MBbls	24%	$65.00	$100.50

Natural Gas
July – Dec ‘09	660 Mmcf	90%	$6.73	$8.47
2010	1.32 Bcf	100%	$7.14	$9.63
2011	1.08 Bcf	91%	$7.33	$12.29
2012	360 Mmcf	34%	$6.00	$7.38

Non-GAAP Financial Measures

EBITDAX

“EBITDAX”, for any defined period, the sum of net income for such period plus the following expenses, charges or income to the extent deducted from or added to net income in such period: interest, income taxes, depreciation, depletion, amortization, accretion, unrealized losses from financial derivatives, exploration expenses, and other similar non-cash charges, minus all non-cash income, including but not limited to, income from unrealized financial derivatives, added to net income. EBITDAX, as defined above, is used as a financial measure by Rex Energy’s management team and by other users of its financial statements, such as the company’s commercial bank lenders, to analyze such things as:

•	Rex Energy’s operating performance and return on capital in comparison to those of other companies in its industry, without regard to financial or capital structure;

•	The financial performance of the company’s assets and valuation of the entity, without regard to financing methods, capital structure or historical cost basis;

•	Rex Energy’s ability to generate cash sufficient to pay interest costs, support its indebtedness and make cash distributions to its stockholders; and

•	The viability of acquisitions and capital expenditure projects and the overall rates or return on alternative investment opportunities

EBITDAX is not a calculation based on GAAP financial measures and should not be considered as an alternative to net income (loss) in measuring the company’s performance, nor used as an exclusive measure of cash flow, because it does not consider the impact of working capital growth, capital expenditures, debt principal reductions, and other sources and uses of cash, which are disclosed in the company’s statements of cash flows.

Rex Energy has reported EBITDAX because it is a financial measure used by its existing commercial lenders, and because this measure is commonly reported and widely used by investors as an indicator of a company’s operating performance and ability to incur and service debt. You should carefully consider the specific items included in the company’s computations of EBITDAX. While Rex Energy has disclosed its EBITDAX to permit a more complete comparative analysis of its operating performance and debt servicing ability relative to other companies, you are cautioned that EBITDAX as reported by the company may not be comparable in all instances to EBITDAX as reported by other companies. EBITDAX amounts may not by fully available for management’s discretionary use, due to requirements to conserve funds for capital expenditures, debt service and other commitments.

Rex Energy believes that EBITDAX assists its lenders and investors in comparing a company’s performance on a consistent basis without regard to certain expenses, which can vary significantly depending upon accounting methods. Because the company may borrow money to finance its operations, interest expense is a necessary element of its costs and ability to generate cash available for distribution. Because Rex Energy uses capital assets, depreciation and amortization are also necessary elements of its costs. Additionally, the company is required to pay federal and state taxes, which are necessary elements of its costs. Therefore, any measures that exclude these elements have material limitations.

To compensate for these limitations, Rex Energy believes it is important to consider both net income (loss) determined under GAAP and EBITDAX to evaluate its performance.

The following table presents a reconciliation of the company’s net (loss) from continuing operations to its EBITDAX from continuing operations for each of the periods presented ($ in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Net Loss From Continuing Operations	$(9,437)	$(38,387)	$(10,784)	$(45,198)
Add Back Depletion, Depreciation, Amortization & Accretion	6,581	4,879	12,752	9,651
Add Back Non-Cash Compensation Expense	621	736	1,096	1,104
Add Back Interest Expense	379	299	774	735
Add Back (Less) Exploration	(247)	982	835	1,281
Less Interest Income	(1)	(176)	(2)	(183)
Add Back (Gains) Losses on Disposal of Assets	(28)	194	400	151
Add Back Unrealized Losses from Financial Derivatives	12,064	65,857	14,764	78,856
Less Income Tax Benefit	(5,841)	(26,061)	(7,045)	(30,687)

EBITDAX From Continuing Operations	$4,091	$8,323	$12,790	$15,710

Earnings Comparable with Analyst Estimates

“Earnings Comparable with Analyst Estimates” means, for any period, the sum of net income for such period plus the following expenses, charges or income to the extent deducted from or added to net income in such period: deferred income taxes, unrealized gains or losses from financial derivatives, minus gains from unrealized financial derivatives, minus deferred income tax benefits, added to net income. Earnings Comparable with Analyst Estimates, as defined above, is used as a financial measure by Rex Energy’s management team and by other users of its financial statements, to analyze its financial performance without regard to non-cash deferred taxes and non-cash unrealized losses or gains from oil and gas derivatives. Earnings Comparable with Analyst Estimates is not a calculation based on GAAP financial measures and should not be considered as an alternative to net income (loss) in measuring the company’s performance.

Rex Energy has reported Earnings Comparable with Analyst Estimates because it believes that this measure is commonly reported and widely used by investors as an indicator of a company’s operating performance. You should carefully consider the specific items included in the company’s computation of this measure. You are cautioned that Earning Comparable with Analyst Estimates as report by Rex Energy may not be comparable in all instances to that reported by other companies.

To compensate for these limitations, the company believes it is important to consider both net income determined under GAAP and Earnings Comparable with Analyst Estimates.

The following table presents a reconciliation of Rex Energy’s net (loss) from continuing operations to its Earnings Comparable with Analyst Estimates for each of the periods presented ($ in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Net Loss From Continuing Operations	$(9,437)	$(38,387)	$(10,784)	$(45,198)
Adjustment for certain non-cash items:
Unrealized Losses on Derivatives	12,064	65,857	14,764	78,856
Dry Hole Expense	—	1	—	2
Non-cash Compensation Expense	621	736	1,096	1,104
(Gain) Loss on Sale or Disposal of Assets	(28)	194	400	151
Income Tax Benefit	(5,841)	(26,061)	(7,045)	(30,687)

Net Income (Loss) From Continuing Operations Before Income Taxes Comparable to Analysts Estimates	$(2,621)	$2,340	$(1,569)	$4,228

Discontinued Operations

On March 24, 2009, Rex Energy completed the previously announced divestiture of Southwestern Region operations, predominately located in the Permian Basin in the states of Texas and New Mexico. The company received net cash proceeds of approximately $17.3 million, which may be adjusted by certain post-closing adjustments, plus the assumption of certain liabilities, based on an effective date of October 1, 2008.

Pursuant to accounting rules for discontinued operations, these assets were classified as Assets Held for Sale on the Consolidated Balance Sheet as of December 31, 2008, and results of operations are reflected in discontinued operations in the Consolidated Statements of Operations. At March 31, 2009, Rex Energy recorded a loss on sale of assets of approximately $425,000 in the Consolidated Statement of Operations. Summarized financial information for discontinued operations is set forth below ($ in thousands, except per share data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenues:
Oil and Gas Sales	$—	$2,122	$193	$4,107
Other Revenue	—	111	—	193

Total Operating Revenue	—	2,233	193	4,300

Costs and Expenses:
Production and Lease Operating Expense	—	617	237	1,139
General and Administrative Expense	—	207	(97)	473
Exploration Expense of Oil and Gas Properties	—	(13)	—	1,121
Depreciation, Depletion, Amortization and Accretion	—	709	—	1,420
(Gain) Loss on Sale of Oil and Gas Properties	—	—	—	41
Unrealized Loss from Derivatives	—	—	(558)	—
Other Income	—	(1)	—	(2)

Total Costs and Expenses	—	1,519	(418)	4,192

Income from Discontinued Operations Before Income Taxes	—	714	611	108
Income Tax Expense	—	288	288	44

Income From Discontinued Operations, net of taxes	$—	$426	$323	$64